IMS

November 13, 2013

Mr. Stephen Fowler
Mobetize Corp.

Re: Investor Relations Letter of Agreement

Dear Mr. Fowler:

This Letter of Agreement sets forth the terms and conditions under which you agree to retain and employ Institutional Marketing Services, Inc. ("IMS") to provide investor relations services for Mobetize, Inc. ("Mobetize").

I. Duties:

The services IMS will perform on Mobetize's behalf will include, but not be limited to:

- Advice on packaging the Mobetize's story to investors
- Creation and ongoing updating of investor marketing materials
- Investor targeting including securing appointments with buy side and sell side investment professionals for presentations by, for, and about Mobetize
- Writing or editing Mobetize news releases and conference call scripts
- Coordination of distribution of news
- Management of Mobetize investor database

II. Service Fee:

SF

Mobetize will pay IMS a monthly retainer fee of $6,000 per month.

Mobetize will also issue John G. Nesbett 60,000 restricted shares of Mobetize Common Stock by the following dates:

December 15, 2013:	15,000 shares (for services rendered November 15, 2014 [handwritten correction: 3] through May 15 2014)
November 15, 2014:	15,000 shares (for services rendered May 15, 2014 through November 15, 2014)
May 15, 2015:	15,000 shares (for services rendered December 15, 2014 through May 15, 2015)

JN

November 15, 2015 15,000 shares (for services rendered June 15, 2015 through November 15, 2015)

Should Mobetize terminate this agreement before the full 24-month vesting period has occurred, Mobetize will issue shares to John Nesbett on a prorated basis (2,500 shares per month) for the final stub period and agrees to issue the certificate within 30 days of termination. The actual number of shares of Common Stock awarded under this program will be adjusted appropriately for any stock splits, stock dividends, combinations, or recapitalizations.

III. Out-of-Pocket Expenses:

Mobetize will reimburse IMS for all reasonable out-of-pocket disbursements made in the performance of its duties under this agreement. IMS will maintain accurate records of all expenditures incurred on Mobetize's behalf. Reimbursement of out-of-pocket expenses shall include but not be limited to: telephone, photocopying, postage, messenger service, maintaining mailing lists, information retrieval service, wire service, all production costs for press releases, all reasonable travel and entertainment expenses, and all reasonable meeting expenses including rental of audio/visual equipment. No individual expenses over $1,000 will be expended without first notifying Mobetize.

IV. Terms of Payments:

The balance of November retainer ($3000.00) is due upon signing of the contract and must be received prior to the commencement of service. Subsequently, IMS shall invoice Mobetize on a monthly basis for the current month's fee and previous month's expenses. Mobetize agrees that payment is due within thirty (30) days of receipt of invoice and that interest of 1.5% per month or any part thereof shall accrue on any unpaid amounts. In the event Mobetize questions the validity of a charge by IMS, payment for only that portion under question may be delayed without penalty provided Mobetize expresses its objection in writing within fifteen (15) days upon receipt of invoice.

V. Term:

This agreement shall commence on November 15, 2013 and continue to March 31st 2014. After this initial period, this contract will continue on a month to month basis and either party may cancel this agreement on 30 days prior written notice.

VI. Severability:

JW

In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provision shall not be affected or impaired thereby.

VII. Consent of Jurisdiction:

This agreement shall be governed and construed in accordance with the laws of the State of Connecticut, and the parties hereby consent to the exclusive jurisdiction of the State and Federal Courts, located within the City, Country and State of Connecticut to resolve any disputes arising under this Agreement.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to Institutional Marketing Services, Inc., 51 Locust Avenue, Ste. 204, New Canaan, CT 06840, Attention: John G. Nesbett, President.

Sincerely,
JOHN NESBETT

By: J G Nesbett
John G. Nesbett
President

Date: Nov 22, 2013

ACCEPTED:

MOBETIZE, INC.

By: [signature]

Title PRESIDENT,

Date: NOV 15/13